As filed with the Securities and Exchange Commission on May 30, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ABITIBIBOWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0526415
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1155 Metcalfe Street Suite 800 Montreal, Quebec Canada H3B 5H2 (514) 875-2160	The Corporation Trust Company 1209 Orange Street Wilmington, Delaware 19801 (866) 809-1134
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

William Calvin Smith, III, Esq.

Marlon F. Starr, Esq.

Troutman Sanders LLP

600 Peachtree Street, N.E., Suite 5200

Atlanta, Georgia 30308-2216

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer  ☒            Accelerated filer  ☐            Non-accelerated filer  ☐            Smaller reporting company  ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $1.00 per share	37,000,000	$10.43	$385,910,000	$15,167

(1)	The shares of common stock registered for resale on this registration statement are issuable upon conversion of the Registrant’s 8.0% Convertible Notes due 2013 (the Notes). The Notes are convertible at anytime at the holder’s election based on the then-applicable conversion rate, which is currently 100 shares of common stock per $1,000 aggregate principal amount of Notes. In addition, pursuant to Rule 416 of the Securities Act, there is also being registered hereunder such number of additional shares of common stock as may be issued to the selling stockholders because of any future stock dividends, stock distributions, stock splits and similar capital readjustments, including those contained in the indenture governing the Notes.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the New York Stock Exchange on May 23, 2008.

For purposes of eligibility to file this registration statement on Form S-3, AbitibiBowater Inc. is the successor registrant to Bowater Inc. within the meaning of General Instruction I.A.7. to Form S-3.

PROSPECTUS

ABITIBIBOWATER INC.

37,000,000 Shares

Common Stock

In April 2008, we issued $350.0 million aggregate principal amount of our 8.0% Convertible Notes due 2013 (the “Notes”) in a private transaction. The holders of the Notes may convert the Notes into shares of our common stock at a price of $10.00 per share at any time prior to the maturity of the Notes. Upon conversion of the Notes, the recipients of such common stock, whom we refer to as the selling stockholders, may use this prospectus to offer and resell from time to time the shares of common stock issued to them upon the conversion of the Notes. Additional selling stockholders may be named by future prospectus supplements.

The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the selling stockholders will convert their notes into our common stock, or that any shares of our common stock received upon conversion of the notes will be sold by the selling stockholders.

The selling stockholders may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

You should read this prospectus, including the documents incorporated by reference, carefully before you invest in our common stock.

Our common stock is listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol ABH. On May 29, 2008, the last reported sales price for our common stock on the New York Stock Exchange was $11.43 per share.

You should carefully read and evaluate the risk factors set forth under the heading Risk Factors included in our periodic reports and other information that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 30, 2008.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the shares of common stock offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, the selling stockholders referred to in this prospectus may offer and sell from time to time 37,000,000 outstanding shares of our common stock (subject to adjustment for fractional shares). The shares of common stock registered for resale in this prospectus are issuable from time to time upon the conversion of the Notes. The shares of common stock registered for resale in this prospectus also include additional shares of common stock that may become issuable due to anti-dilution adjustments or as a result of the issuance of additional Notes as payment in kind of the interest payable on the Notes.

This prospectus does not cover (i) the issuance of the Notes or any shares of common stock by us to the selling stockholders or (ii) the resale of the Notes by the selling stockholders. We will not receive any of the proceeds from any sale of shares by the selling stockholders. Except for underwriting discounts and selling commissions, which may be paid by the selling stockholders, we have agreed to pay the expenses incurred in connection with the registration of the shares of common stock covered by this prospectus.

Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the selling stockholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling our common stock. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement.

Unless otherwise indicated or the context otherwise requires, the terms AbitibiBowater, we, our and the Company refer to AbitibiBowater Inc., a Delaware corporation, its predecessors and its direct and indirect subsidiaries.

SUMMARY

This summary highlights selected features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, especially risk factors discussed in the documents incorporated by reference herein, the other information included in the documents incorporated by referenced herein and any accompanying prospectus supplement.

AbitibiBowater Inc.

AbitibiBowater produces a wide range of newsprint and commercial printing papers, market pulp and wood products globally. We are the eighth largest publicly traded pulp and paper manufacturer in the world. We operate 27 pulp and paper facilities and 34 wood products facilities located in the United States, Canada, the United Kingdom and South Korea and market our products in over 90 countries. We are also among the world’s largest recyclers of newspapers and magazines, and have more third-party certified sustainable forest land than any other company in the world.

We are a Delaware corporation formed on January 25, 2007. On October 29, 2007, Abitibi-Consolidated Inc. (“Abitibi”) and Bowater Inc. (“Bowater”) were combined in a merger of equals transaction to form AbitibiBowater (the “Combination”). As a result of the Combination, Abitibi and Bowater became wholly owned subsidiaries of AbitibiBowater. Even though Abitibi and Bowater consider the Combination to have been a merger-of-equals, Bowater is deemed to be the acquirer for accounting purposes. Therefore, unless otherwise indicated, the financial information included, or incorporated by reference, in this prospectus reflects the results of operations and financial position of Bowater for the periods before the closing of the Combination (October 29, 2007) and those of both Abitibi and Bowater for periods beginning on the closing of the Combination. This means that our consolidated results of operations for 2007 include Abitibi’s results of operations for only the two months following the Combination. In accordance with United States generally accepted accounting principles (GAAP), Abitibi’s results of operations prior to the consummation of the Combination are excluded. Pro forma information with respect to the Combination for the year ended December 31, 2006 and for the nine months ended September 30, 2007 is included beginning on page P-1.

Our principal executive office is located at 1155 Metcalfe Street, Suite 800, Montreal, Quebec, Canada, H3B 5H2. Our telephone number is (514) 875-2160.

The Offering

Common stock offered by the selling stockholders	37,000,000 shares

Selling stockholders	All of the common stock is being offered by the selling stockholders named herein. See “Selling Stockholders” for more information on the selling stockholders.

Use of Proceeds	We will not receive any proceeds from the sale of the shares in this offering.

Plan of distribution	The selling stockholders named in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer or sell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions. For additional information on the methods of sale that may be used by the selling stockholders, see “Plan of Distribution.”

New York Stock Exchange and Toronto Stock Exchange symbol	ABH

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents incorporated herein by reference before you decide to purchase our common stock. In particular, you should carefully consider and evaluate the many significant risks and uncertainties described in the documents incorporated by reference herein, including those set forth under “Item 1A Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 and in any future documents that we file with the SEC and the Canadian securities regulatory authorities after the date of this prospectus that are incorporated by reference herein. Any of the risks and uncertainties set forth therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock being offered by this prospectus. As a result, you could lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

The registration statement, of which this prospectus forms a part, relates to the registration for the account of selling stockholders of an aggregate of 37,000,000 shares of our common stock (subject to adjustment for fractional shares), issuable upon the conversion of our 8.0% Convertible Notes due 2013. The shares of common stock registered for resale in this prospectus also include additional shares of common stock that may become issuable due to anti-dilution adjustments on the Notes or additional Notes issued as payment-in-kind interest on the outstanding Notes.

The shares being offered hereby are being registered to permit public secondary trading. The selling stockholders, including their donees, pledgees, transferees or other successors-in-interest may offer for resale or sell all or part of the shares from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares, nor are the selling stockholders obligated to sell any shares immediately, under this prospectus.

The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by them as of May 23, 2008, the number of shares of common stock being offered by them, the number of shares of common stock each selling stockholder will beneficially own if the stockholder sells all of the shares being registered and the selling stockholder’s percentage of ownership of our common stock if all the shares in the offering are sold.

All information with respect to share ownership has been furnished by or on behalf of the selling stockholders. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the notes to the table below, each of them has sole voting and investment power with respect to the shares of common stock owned by them. Because the selling stockholders may sell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling stockholders.

To our knowledge, none of the selling stockholders has had any position with, held any office of, or had any other material relationship with us during the past three years, except as described (i) in the footnotes to the table below, (ii) under the caption “- Relationships with Selling Stockholders” and (iii) in the documents incorporated by reference herein.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission, or the SEC, under the Exchange Act.

				Shares beneficially owned after the offering
Name of Selling Stockholder	Shares beneficially owned prior to the offering(1)	Number of Shares being offered		Number	Percent
Commonwealth Insurance Company(2)	1,750,000	1,750,000		0	—
Fairfax Financial Holdings Limited(2)	5,300,000	5,300,000		0	—
Federated Insurance Company of Canada(2)	620,000	620,000		0	—
Lombard General Insurance Company of Canada(2)	3,200,000	3,200,000		0	—
Lombard Insurance Company(2)	500,000	500,000		0	—
Markel Insurance Company of Canada(2)	1,130,000	1,130,000		0	—
The North River Insurance Company(2)	7,500,000	7,500,000		0	—
Odyssey America Reinsurance Corporation(2)	10,000,000	10,000,000		0	—
TIG Insurance Company(2)	5,000,000	5,000,000		0	—

		37,000,000	(3)

(1)	Includes shares issuable upon conversion of the Notes beneficially owned by the selling stockholders. Other than shares issuable upon conversion of the Notes, the selling stockholders do not beneficially own any shares of our common stock.

(2)	V. Prem Watsa, Chairman of the board of directors of Fairfax Financial Holdings Limited (“Fairfax”), controls The Sixty Two Investment Company Limited (“Sixty Two”), which owns subordinate and multiple voting shares of Fairfax representing approximately 47.8% of the total votes attached to all classes of shares of Fairfax. Mr. Watsa himself beneficially owns and controls additional subordinate voting shares which, together with the shares owned by Sixty Two, represent approximately 48.6% of the total votes attached to all classes of Fairfax’s shares. TIG Insurance Company and The North River Insurance Company are wholly owned subsidiaries of Fairfax. Odyssey America Reinsurance Corporation is a wholly owned subsidiary of Odyssey Re Holdings Corp., which is a majority owned subsidiary of Fairfax. Each of Markel Insurance Company of Canada, Commonwealth Insurance Company, Federated Insurance Company of Canada, Lombard General Insurance Company of Canada, and Lombard Insurance Company is a wholly owned subsidiary of Northbridge Financial Corporation, which is a majority owned subsidiary of Fairfax.

(3)	Includes 2,000,000 shares that may become issuable to the selling stockholders as a result of the issuance of additional Notes as payment-in-kind interest on the outstanding Notes.

Registration Rights of Selling Stockholders

On April 1, 2008, we entered into a registration rights agreement with the selling stockholders with respect to the registration of the resale of the shares of common stock underlying the Notes. The Notes are convertible at any time at the holder’s election into a number of shares of our common stock equal to 100 shares per $1,000 principal amount of Notes converted (equivalent to an initial conversion price of $10.00 per share) subject to adjustment for fractional shares. Under the terms of the Notes, at our option we may make interest payments on the Notes through the issuance of additional Notes. The shares of our common stock underlying any additional Notes issued as payment-in-kind will also be subject to the registration rights agreement. Therefore, the registration statement of which this prospectus is a part, includes (i) the 35,000,000 shares of our common stock currently issuable upon conversion of the Notes and (ii) an additional 2,000,000 shares with respect to an additional $20,000,000 principal amount of Notes that we may issue as payment-in-kind interest.

Pursuant to the registration rights agreement, we agreed to file with the SEC, not later than May 30, 2008, a registration statement to register the offer and sale of the shares of our common stock issuable upon conversion of the Notes and to use our commercially reasonable efforts to have the registration statement declared effective by July 30, 2008. We also agreed to file, by not later than May 30, 2008, a preliminary prospectus with the securities regulatory authorities in each of the provinces and territories of Canada to qualify the distribution of the shares of our common stock issuable upon conversion of the Notes and to use our commercially reasonable efforts to file a final prospectus by July 31, 2008. If we are unable to meet these deadlines, or if a registration statement or prospectus ceases to remain effective or if we restrict sales under a registration statement or prospectus under certain “blackout provisions” for longer than the contractually permitted period, we must pay liquidated damages at a rate of 0.25% per annum of the principal amount of the Notes for the first 90 days and thereafter for each subsequent 90-day period at an additional rate of 0.25% up to a maximum of 0.50% per annum during any default period.

We have agreed to indemnify holders against certain liabilities under the Securities Act and applicable Canadian securities legislation in respect of any such resale registration.

Relationships with Selling Stockholders

In connection with the sale of the Notes to Fairfax, Fairfax was granted the right to designate two directors to our board of directors for election. Such right terminates with respect to one board designee at such time as Fairfax does not beneficially own more than 20% of our outstanding common stock (including securities convertible into shares of our common stock). In addition, all such rights terminate upon the first to occur of (i) the conversion of 90% of the Notes; (ii) such time as Fairfax does not beneficially own more than 15% of our outstanding common stock, or securities convertible into at least 15% of our outstanding common stock, in each case assuming full conversion and exercise of all outstanding securities convertible or exercisable for shares of our common stock (other than options or warrants); (iii) the sale of all or substantially all of our assets; (iv) any person or group obtaining beneficial ownership of more than 50% of our common stock; or (v) our participation in certain extraordinary transactions.

In connection with this right, effective April 15, 2008, Anthony F. Griffiths and Paul Rivett were appointed as directors. Mr. Griffiths is the Lead Director of the board of directors of Fairfax and Mr. Rivett is Vice President and Chief Legal Officer of Fairfax. Mr. Griffiths was appointed as a Class II director to serve for the remainder of the term expiring at the Company’s 2009 Annual Meeting of Stockholders. Mr. Rivett was appointed as a Class III director to serve for the remainder of the term expiring at the Company’s 2010 Annual Meeting of Stockholders.

PLAN OF DISTRIBUTION

We are registering shares of common stock underlying the Notes to permit the resale of these shares by the selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, from time to time according to the terms of the registration rights agreement. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve:

•	crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	sales pursuant to transactions that are exempt from the prospectus requirements in Canada or the registration requirements in the United States;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by a prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge common stock to broker-dealers that in turn may sell such shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to such prospectus.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders may also resell all or a portion of the shares of common stock pursuant to transactions that are exempt from the prospectus requirements in Canada or the registration requirements in the United States, provided that they meet the criteria and conform to the requirements of the relevant rules.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to a prospectus or any amendment to such prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under such prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of such prospectus.

Each selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any securities such entity sells pursuant to this prospectus. At the time a particular offering of the shares of common stock is made, a prospectus, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. If any selling stockholder is deemed to be an underwriter, such selling stockholder may be subject to certain statutory liabilities under the Securities Act and other applicable securities laws.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to this registration statement.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M of the Exchange Act, and similar applicable provisions of Canadian securities laws, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws and applicable Canadian provincial and territorial securities laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act and Canadian securities laws, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act and Canadian securities laws, that may arise from any written information furnished to us by the selling stockholders specifically for use in a prospectus, in accordance with registration rights agreement, or we may be entitled to contribution.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or Rule 144 of the Securities Act and (2) the date on which all of the shares are eligible for resale without limitation pursuant to Rule 144 of the Securities Act.

Once sold under the registration statement, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $1.00 par value, and 10,000,000 shares of preferred stock, $1.00 par value. Our amended and restated certificate of incorporation does not authorize any other classes of capital stock.

Common Stock

Each holder of our common stock is entitled to one vote per each outstanding share registered in its name with respect to the election of directors and on all other matters submitted to the vote of our stockholders. No holder of our common stock may cumulate votes in voting for directors. Subject to certain rights and powers granted to our board of directors, as described in our amended and restated certificate of incorporation and amended and restated by-laws, the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote at an election of directors will be required in order for us to take certain actions, including:

•

entering into certain transactions, including mergers, consolidations and sales or other dispositions of assets or securities, with a beneficial owner of more than 5% of the voting power of our stock entitled to vote at an election of directors, or an affiliate, predecessor or successor of such an owner;

•

adopting any plan or proposal for the liquidation or dissolution of AbitibiBowater proposed by or on behalf of a beneficial owner of more than 5% of the voting power of our stock entitled to vote at an election of directors, or an affiliate, predecessor or successor of such an owner; or

•	amending, altering or repealing certain provisions of our amended and restated certificate of incorporation or amended and restated by-laws.

The holders of shares of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available for dividend payments, subject to any dividend preferences of any holders of any preferred stock. In the event of our liquidation, dissolution or winding up, after full payment of all liabilities and liquidation preferences of any preferred stock, the holders of shares of our common stock are entitled to share ratably in all remaining assets. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of our common stock.

Our common stock is listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “ABH.” Mellon Investor Services LLC serves as transfer agent and registrar of our common stock traded on the New York Stock Exchange and CIBC Mellon Trust Company serves as co-transfer agent and registrar of our common stock traded on the Toronto Stock Exchange.

Preferred Stock

Our board of directors may, without stockholder approval, issue up to 10,000,000 shares of preferred stock in one or more series and, subject to Delaware corporation law, may:

•	fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, of any series of preferred stock;

•	fix the qualifications, limitations, or restrictions thereof, including, without limitation, dividend rights and whether dividends are cumulative;

•

fix the conversion rights, if any, voting rights, including the number of votes, if any, per share, as well as the number of members, if any, of the board or the percentage of members, if any, of the board each class or series of preferred stock may be entitled to elect;

•	fix the rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any series of preferred stock;

•	fix the number of shares constituting any series and the designations of each series; and

•	increase or decrease the number of shares of any series of preferred stock if not below the number of shares of the series then outstanding.

Designation of Special Voting Stock

We have designated a series of preferred stock as “Special Voting Stock,” which consists of one share and has the rights, privileges, restrictions and conditions described in the applicable certificate of designation. No dividends are payable to the holder of the Special Voting Stock, although under an Amended and Restated Support Agreement, entered into by and among us and certain of our subsidiaries, we are required to deliver economically equivalent dividends to holders of exchangeable shares of our subsidiary, AbitibiBowater Canada Inc., through AbitibiBowater Canada Inc. In the event of liquidation, dissolution or winding up, the Special Voting Stock ranks senior to our common stock and junior to any other class or series of our preferred stock. Upon liquidation, dissolution or winding up, the holder of the Special Voting Stock is entitled to a liquidation preference equal to $10.00 before any distribution is made on our common stock or any other class of stock ranking junior to the Special Voting Stock. After payment of the full amount of the liquidation preference, the holder of the Special Voting Stock will not be entitled to any further participation in any distribution of our assets.

At each annual or special meeting of our stockholders, the holder of the Special Voting Stock is entitled to vote on all matters submitted to a vote of the holders of our common stock, voting together with the holders of our common stock as a single class (except as otherwise provided by applicable law or in the certificate of designation with respect to the Special Voting Stock). The holder of the Special Voting Stock is entitled to cast on any such matter a number of votes equal to the number of then outstanding AbitibiBowater Canada Exchangeable Shares that are not owned by us or our affiliates, and as to which the holder of the Special Voting Stock has timely received voting instructions from the holders of such AbitibiBowater Canada Exchangeable Shares.

The Special Voting Stock is not subject to redemption, except that at such time as no AbitibiBowater Canada Exchangeable Shares (other than those owned by us and our affiliates) are outstanding, the Special Voting Stock will be automatically redeemed and cancelled, with an amount equal to $10.00 due and payable upon such redemption.

Effect of New Issuances of Preferred Stock

If our board of directors were to issue a new series of preferred stock, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to common stockholders;

•	make removal of the present management more difficult;

•	result in restrictions upon the payment of dividends and other distributions to the common stockholders;

•	delay or prevent a change in control of AbitibiBowater; and

•	limit the price that investors are willing to pay in the future for our common stock.

Possible Anti-Takeover Effects of Delaware Law and Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws

Certain provisions of Delaware corporate law and our amended and restated certificate of incorporation and amended and restated by-laws may have the effect of delaying, deferring or preventing a change in control of AbitibiBowater. These provisions include:

•

Section 203 of the Delaware General Corporation Law prohibits certain publicly-held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years following the time such person became an interested stockholder unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock, or is affiliated with the corporation and owns or owned 15% of the corporation’s voting stock within three years before the business combination. In addition, as stated above, our amended and restated certificate of incorporation requires certain supermajority stockholder approvals for business combinations with a stockholder that owns more than 5% of the voting power of our stock entitled to vote at an election of directors, or an affiliate, predecessor or successor of such an owner.

•

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, with staggered three-year terms. In addition, our amended and restated certificate of incorporation provides that our directors may only be removed for cause upon approval of at least 75% of the outstanding shares entitled to vote at an election of directors. These provisions make it more difficult for our stockholders to replace our board of directors and for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for stockholders or another party to effect a change in management.

•

Our amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent without a meeting. Special meetings of stockholders may be called only by our board of directors or by certain executive officers that have been duly provided the power and authority to call such meetings.

•

As discussed above under “– Common Stock,” our amended and restated certificate of incorporation includes a number of supermajority stockholder requirements, including the supermajority voting requirements to amend certain provisions of the amended and restated certificate of incorporation or, in certain circumstances, various provisions (including the notice provisions) of the amended and restated by-laws.

•

As discussed above under “- Preferred Stock,” our amended and restated certificate of incorporation permits our board of directors to issue a new series of preferred stock with terms that may make an acquisition by a third person more difficult or less attractive.

•

Our amended and restated by-laws provide time limitations and notice requirements on stockholders who desire to present proposals at stockholders meetings, including nominations for election to our board of directors.

Copies of our amended and restated certificate of incorporation, certificate of designation for the Special Voting Stock and amended and restated by-laws have been filed with and are publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, DC 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus.

This prospectus incorporates by reference the documents listed below that we and Abitibi have previously filed with the SEC and with securities commissions or similar registration authorities in Canada. These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

•	Our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and September 30, 2007;

•

Our Current Reports on Form 8-K filed (and not furnished) with the SEC on February 14, 2008 (as amended on February 15, 2008); February 29, 2008; March 28, 2008; March 31, 2008; April 4, 2008; April 7, 2008 and April 17, 2008;

•	Abitibi’s Annual Report on Form 40-F, as amended, for the year ended December 31, 2006; and

•	Abitibi’s Report on Form 6-K filed with the SEC on November 7, 2007.

We also incorporate by reference any filings made by us or by Abitibi with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the sale of all securities registered hereunder or termination of the registration statement. To the extent that any information contained in any report, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document.

Stockholders can obtain copies of any document incorporated by reference in this document from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge, by requesting it in writing or by telephone from us at:

AbitibiBowater Inc.

1155 Metcalfe Street

Suite 800

Montreal, Quebec

Canada H3B 5H2

(514) 875-2160

Attention: Investor Relations

You may also obtain copies of these documents from our website at www.abitibibowater.com or at the SEC’s Internet site www.sec.gov by clicking on the Search for Company Filings link, then clicking on the Company & Other Filers link, and then entering our name in the name field or ABH in the ticker symbol field.

Any statement contained in this document or in a document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded, for purposes of this document, to the extent that a statement contained in this document or in any other document subsequently filed by us, which also is or is deemed to be incorporated by reference, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

EXPERTS

The financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this prospectus by reference to the Annual Report on Form 10-K, as amended, of AbitibiBowater Inc. for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated into this prospectus by reference to the Annual Report on Form 40-F, as amended, of Abitibi-Consolidated Inc. for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent auditors, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of AbitibiBowater Inc. and subsidiaries (formerly Bowater Incorporated) as of December 31, 2006, and for each of the years in the two-year period ended December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the 2006 and 2005 consolidated financial statements refers to changes in the Company’s method of quantifying errors, accounting for share-based payment, accounting for pensions and other postretirement benefits plans and accounting for conditional asset retirement obligations.

LEGAL MATTERS

The validity of the shares of common stock to be offered and sold by this prospectus has been passed upon for us by Troutman Sanders LLP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

As described under “Summary,” Abitibi combined with Bowater on October 29, 2007 to form AbitibiBowater (the “Combination”). The Combination has been accounted for in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations.” Bowater is deemed to be the “acquirer” of Abitibi for accounting purposes and AbitibiBowater is deemed to be the successor to Bowater for purposes of U.S. securities laws and regulations governing financial reporting.

The following unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2006 and for the nine month period ended September 30, 2007 gives effect to the Combination as if it had occurred on January 1, 2006 and includes adjustments directly attributable to the Combination. The pro forma adjustments are described in the accompanying notes and are based upon available information and assumptions that are factually supportable.

This unaudited pro forma condensed combined statement of earnings is for illustrative and informational purposes only and is not necessarily indicative of the results of operations that would have been realized had the Combination actually taken place on January 1, 2006, and does not purport to be indicative of future operating results. Actual adjustments will likely differ from the pro forma adjustments. Future operating results may differ materially from the unaudited pro forma financial statement of earnings presented below due to various factors including those described or referred to under “Risk Factors” elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2006 has been prepared based on the audited historical consolidated financial statements of Bowater Incorporated for the year ended December 31, 2006 and the audited historical consolidated financial statements of Abitibi-Consolidated Inc. for the year ended December 31, 2006, which have been incorporated by reference in this prospectus. The unaudited pro forma condensed combined statement of earnings for the nine month period ended September 30, 2007 has been prepared based on the unaudited interim condensed consolidated financial statements of Bowater Incorporated for the nine months ended September 30, 2007, which are reflected in our Form 10-Q for the quarter ended September 30, 2007, and the unaudited interim consolidated financial statements of Abitibi-Consolidated Inc. for the nine months ended September 30, 2007, which are incorporated by reference in this prospectus. The following unaudited pro forma condensed combined statement of earnings should be read in conjunction with these historical financial statements of AbitibiBowater Inc. and Abitibi-Consolidated Inc. and the notes thereto incorporated by reference as described under “Incorporation of Certain Documents by Reference.”

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

Nine months ended September 30, 2007

(in millions of U.S. dollars, except for share and per share data)

	Abitibi Bowater	Abitibi	Purchase Price Allocation Pro Forma Adjustments		Other Pro Forma Adjustments		Combined AbitibiBowater Pro Forma
Sales	$2,385	$2,792	$—		$—		$5,177
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	1,912	2,268	(111	)A	1	C	4,070
Depreciation, amortization and cost of timber harvested	239	289	47	B	—		575
Distribution costs	242	327	—		—		569
Selling and administrative expenses	145	93	(11	)A	—		227
Mill closure and other elements	29	(54)	—		75	C	50
Net gain on disposition of assets	(140)	—	—		(102	)C, I	(242)

Operating income (loss)	(42)	(131)	75		26		(72)
Interest expense	(142)	—	(47	)D	(230	)F	(419)
Financial expenses	—	(233)	5	E	228	F, H	—
Other income, net	(35)	403	—		6	F, H	374

Income (loss) before income taxes and minority interests	(219)	39	33		30		(117)
Income tax (provision) benefit	(19)	86	(11	)G	(10	)H	46
Earnings from equity method investments	—	3	—		(3	)H	—
Minority interests, net of tax	(2)	(19)	—		—		(21)

Net income (loss)	$(240)	$109	$22		$17		$(92)

Income (loss) per share:
Basic income (loss) per share	$(4.18)	$0.25					$(1.60)

Diluted income (loss) per share	$(4.18)	$0.25					$(1.60)

Average number of shares outstanding (in millions):
Basic	57.4	440.0					57.4

Diluted	57.4	440.0					57.4

See accompanying notes to unaudited pro forma condensed combined statement of earnings.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

Year ended December 31, 2006

(in millions of U.S. dollars, except for share and per share data)

	Abitibi Bowater	Abitibi	Purchase Price Allocation Pro Forma Adjustments		Other Pro Forma Adjustments		Combined AbitibiBowater Pro Forma
Sales	$3,530	$4,221	$—		$—		$7,751
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	2,683	3,160	(97	)A	8	C	5,754
Depreciation, amortization and cost of timber harvested	323	386	63	B	—		772
Distribution costs	334	456	—		—		790
Lumber duties refund	(93)	(147)	—		—		(240)
Selling and administrative expenses	175	116	(8	)A	—		283
Mill closure and other elements	—	(8)	—		8	C	—
Impairment and other related charges	253	—	—		—		253
Net gain on disposition of assets	(186)	—	—		(16	)C	(202)

Operating income	41	258	42		—		341
Interest expense	(196)	—	(62	)D	(289	)F	(547)
Financial expenses	—	(269)	6	E	263	F, H	—
Other income, net	44	(16)	—		37	F, H	65

Income (loss) before income taxes and minority interests	(111)	(27)	(14)		11		(141)
Income tax (provision) benefit	(19)	100	5	G	(3	)H	83
Earnings from equity method investments	—	8	—		(8	)H	—
Minority interests, net of tax	(5)	(32)	—		—		(37)

Net (loss) income before cumulative effect of accounting changes	$(135)	$49	$(9)		$—		$(95)

Income (loss) per share:
Basic income (loss) per share	$(2.36)	$0.11					$(1.66)

Diluted income (loss) per share	$(2.36)	$0.11					$(1.66)

Average number of shares outstanding (in millions):
Basic	57.4	440.0					57.4

Diluted	57.4	440.0					57.4

See accompanying notes to unaudited pro forma condensed combined statement of earnings.

Notes to Unaudited Pro Forma Condensed Combined Statement of Earnings of AbitibiBowater

Note 1: Basis of Presentation

Accounting for the Combination, including but not limited to the purchase price determination and the preliminary purchase price allocation, is discussed in Note 1, “Organization and Basis of Presentation” and Note 3, “Business Combination” to our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007. A pro forma condensed combined balance sheet is not provided as the Combination is reflected in our December 31, 2007 balance sheet included in our Annual Report on Form 10-K, as amended, which is incorporated by reference. The purchase price of $1.4 billion was allocated to the identifiable assets acquired and liabilities assumed based on AbitibiBowater’s preliminary estimates of their relative fair values. The purchase price allocation is still preliminary and subject to refinement during the allocation period, which will not last beyond a year from the date of purchase, as to allow for the finalization of the detailed valuation, which includes the gathering and review of all pertinent information. Changes are expected as valuations of tangible and intangible assets acquired and liabilities assumed are finalized. As a result, actual fair values of assets acquired and liabilities assumed and related future operating results, including actual cost of sales, depreciation and amortization expense, interest expense and income tax expense, could differ materially from those reflected in the unaudited pro forma condensed combined statement of earnings included herein.

The unaudited pro forma condensed combined statement of earnings give effect to the Combination as if it had occurred on January 1, 2006, the first day of AbitibiBowater’s fiscal year ended December 31, 2006. The unaudited pro forma condensed combined statement of earnings includes adjustments directly attributable to the Combination. The pro forma adjustments are described in the accompanying notes and are based upon available information and assumptions that are factually supportable.

AbitibiBowater’s unaudited pro forma condensed combined statement of earnings were prepared using the purchase method of accounting with respect to the Combination, with AbitibiBowater being treated as the “acquirer” of Abitibi for accounting purposes. Unless otherwise stated, all amounts shown in the pro forma condensed combined statement of earnings are in U.S. dollars and in accordance with U.S. GAAP. AbitibiBowater’s (formerly Bowater Incorporated) historical consolidated financial statements were prepared in accordance with U.S. GAAP and are presented in U.S. dollars. Abitibi’s historical consolidated financial statements were prepared in accordance with Canadian GAAP and were presented in Canadian dollars. Canadian GAAP differs in certain significant respects from U.S. GAAP. For pro forma purposes, Abitibi’s unaudited consolidated statement of earnings for the nine-months ended September 30, 2007 and the year ended December 31, 2006 were reconciled to U.S. GAAP. The adjustments to U.S. GAAP were used to prepare the historical Abitibi statement of earnings in the accompanying pro forma condensed combined statements of earnings. For pro forma purposes, these U.S. GAAP financial statements were also translated from Canadian dollars to U.S. dollars using the average of the monthly average rates during the period for the unaudited pro forma condensed combined statement of earnings, based on the Federal Reserve Bank of New York noon rate.

The accounting policies and presentation used in the preparation of the unaudited pro forma condensed combined statement of earnings are those set out in the audited historical consolidated financial statements of AbitibiBowater (formerly Bowater Incorporated) for the year ended December 31, 2006 and the notes thereto.

The unaudited pro forma condensed combined statement of earnings does not reflect operational and administrative cost savings or synergies that AbitibiBowater estimates may be achieved as a result of the Combination, or non-recurring, one-time costs or gains that may be incurred or received as a direct result of the Combination.

Note 2: Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Earnings to Reflect the Combination

A	Cost of sales

Pension, post-retirement and post-employment benefits

To adjust for pension, post-retirement and post-employment expenses beginning January 1, 2006 to reflect the fair value of Abitibi’s benefit plans. Expense reduction resulting from the elimination of the actuarial gains and losses and prior service costs associated with Abitibi’s benefit plans has been allocated to cost of sales and to selling and administrative expenses representing an estimated split of the costs between these two financial statement captions. The purchase price expense reduction to cost of sales and selling and administrative expense was $86 million and $11 million for nine months ended September 30, 2007, respectively, and $64 million and $8 million for the year ended December 31, 2006, respectively.

Long-term power supply agreements

Certain of Abitibi’s hydroelectric power facilities have long-term supply power agreements with third parties. These agreements are at specific rates for the duration of the contracts. AbitibiBowater’s preliminary valuation of the long-term supply power agreements at its hydroelectric power facilities resulted in the recording of a liability of $106 million for contract pricing terms that are unfavorable when compared to current market terms. The remaining contractual term of the long-term supply power agreements varies between 5 to 40 years. This purchase price adjustment results in a pro forma expense reduction to cost of sales of $25 million for the nine months ended September 30, 2007 and $33 million for the year ended December 31, 2006.

Finalization of the estimated fair value of the tangible and intangible assets could result in a change in these amounts and the pro forma calculation impacting our cost of sales.

B	Depreciation and amortization

AbitibiBowater’s preliminary valuation resulted in the fair value of fixed assets of $3,214 million, which resulted in a step-up of $107 million over historical book value. AbitibiBowater’s preliminary valuation of potential identifiable intangible assets identified fair value, primarily for water rights. A preliminary fair value of $1,242 million for identifiable intangibles resulted in a fair value purchase price adjustment to increase the carrying value of these assets by $779 million. This resulted in pro forma depreciation and amortization expense adjustments of $47 million for the nine months ended September 30, 2007 and $63 million for the year ended December 31, 2006.

Finalization of the fair value of the tangible and intangible assets could result in a change in these amounts and the pro forma calculation of depreciation and amortization expense.

C	Mill closure and other elements

Represents the reclassification of Abitibi’s mill closure and other elements to cost of sales and net gain on the disposition of assets to conform to AbitibiBowater’s presentation and elimination of transaction costs (see Note I below).

D	Debt discount

Abitibi’s debt was marked to fair value as of the Combination date. The fair value of Abitibi’s debt was $3,167 million at October 29, 2007. The fair value adjustment resulted in a decrease (discount) to Abitibi’s debt of approximately $539 million. To record the amortization of discount on long-term debt resulting from recording assumed Abitibi debt at its estimated fair value.

E	Deferred debt issuance costs

Represents the reversal of amortization of deferred debt issuance costs related to debt recognized in Abitibi’s historical consolidated financial statements.

F	Financial expenses

Represents the reclassification of Abitibi’s financial expenses which include interest expense, interest income, and other expenses to interest expense and other income, net to conform to AbitibiBowater’s presentation.

G	Income Taxes

To tax effect the purchase price accounting allocation pro forma adjustments using the combined statutory rates in effect in the relevant jurisdictions.

H	Earnings from equity method investments

Represents the reclassification of Abitibi’s earnings from equity method investments, which are presented net of tax, to other income, net and income tax (provision) benefit to conform to AbitibiBowater’s presentation.

I	Transaction costs

Abitibi recorded $26 million of transaction costs in mill closure and other elements, which was reclassified to cost of sales, in the nine months ended September 30, 2007. These costs have been eliminated as they are non-recurring and directly related to the transaction.

J	Diluted earnings per share

For the calculation of the pro forma basic and diluted earnings per share for AbitibiBowater for the nine months ended September 30, 2007 and the year ended December 31, 2006, no adjustments to pro forma net loss are necessary to compute net loss per basic and diluted share. The dilutive effect of potentially dilutive securities is calculated using the treasury stock method. All of Abitibi’s and AbitibiBowater’s stock options and restricted shares were excluded from the calculation of diluted loss per share as the impact would have been anti-dilutive.

AbitibiBowater

37,000,0000 SHARES

COMMON STOCK

PROSPECTUS

May 30, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses payable by us in connection with the offering of our securities registered hereby:

SEC Filing Fee	$15,167
Legal Fees and Expenses	25,000	*
Accounting Fees	90,000	*
Miscellaneous	9,833	*

Total	$140,000	*

*	Estimate.

Each selling stockholder will be responsible for any underwriting discounts, brokerage fees or commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the shares being registered and for any legal, accounting and other expenses incurred by such selling stockholder.

Item 15.	Indemnification of Directors and Officers.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law for unlawful payment of dividends or stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit. AbitibiBowater’s amended and restated certificate of incorporation provides that no AbitibiBowater director shall be personally liable to AbitibiBowater or AbitibiBowater’s stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the Board of Directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by AbitibiBowater’s amended and restated certificate of incorporation or by-laws, a vote of stockholders or disinterested directors, agreement or otherwise.

Under the Delaware General Corporation Law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

AbitibiBowater’s amended and restated certificate of incorporation and bylaws provide for the indemnification and advancement of expenses to the fullest extent permitted by law of any individual made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of AbitibiBowater or is or was a director or officer of AbitibiBowater serving any other enterprise at the request of AbitibiBowater. However, AbitibiBowater will not indemnify a director or officer who commences any proceeding (except for proceedings to enforce rights of indemnification), unless the commencement of that proceeding was authorized or consented to by the AbitibiBowater Board of Directors.

AbitibiBowater will assume and/or fulfill, as applicable, and will cause Abitibi or Bowater, as applicable, and/or their respective successors to fulfill and honor in all respects their respective obligations pursuant to any indemnification agreements between Abitibi or Bowater, as applicable, and their respective current or former directors, officers or employees in effect immediately prior to the Combination, and any indemnification provisions under Abitibi’s bylaws, Bowater’s certificate of incorporation or Bowater’s bylaws, each as in effect on the date of the combination agreement. AbitibiBowater will also, subject to certain conditions, pay expenses in advance of the final disposition of any applicable action, suit or proceeding to each such indemnified party to the fullest extent permitted under such documents and applicable law. AbitibiBowater will cause Abitibi and Bowater and/or their respective successors to not amend, repeal or otherwise modify the provisions with respect to exculpation and indemnification contained in Abitibi’s bylaws, Bowater’s certificate of incorporation or Bowater’s bylaws as in effect on the date of the combination agreement for a period of six years from the Combination in any manner that would adversely affect the rights under such documents of individuals who, immediately prior to the Combination, were directors or officers of Abitibi or Bowater, as applicable, unless such modification is required by law. For a period of six years after the Combination, AbitibiBowater will, or will cause Abitibi, Bowater and/or their respective successors to, maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by Abitibi’s or Bowater’s, as applicable, directors’ and officers’ liability insurance policy with respect to claims arising from actions or omissions that occurred on or before the Combination (including in connection with the combination agreement and the transactions contemplated by the combination agreement and the transactions contemplated hereby) on terms no less favorable to the beneficiaries of such policies than those applicable to persons covered as of the date of the combination agreement.

Item 16.	Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of AbitibiBowater Inc.’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, AbitibiBowater Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on May 30, 2008.

ABITIBIBOWATER, INC.

By:	/s/ John W. Weaver
Name:	John W. Weaver
Title:	Executive Chairman

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint John W. Weaver, David J. Paterson and William G. Harvey, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ John W. Weaver John W. Weaver	Executive Chairman (Principal Executive Officer)	May 30, 2008

/s/ William G. Harvey William G. Harvey	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 30, 2008

/s/ Joseph B. Johnson Joseph B. Johnson	Vice President and Controller (Principal Accounting Officer)	May 30, 2008

/s/ John Q. Anderson John Q. Anderson	Director	May 30, 2008

Jacques Bougie	Director

/s/ William E. Davis William E. Davis	Director	May 30, 2008

/s/ Richard B. Evans Richard B. Evans	Director	May 30, 2008

Gordon D. Giffin	Director

/s/ Anthony F. Griffiths Anthony F. Griffiths	Director	May 30, 2008

/s/ Ruth R. Harkin Ruth R. Harkin	Director	May 30, 2008

/s/ Lise Lachapelle Lise Lachapelle	Director	May 30, 2008

/s/ Gary J. Lukassen Gary J. Lukassen	Director	May 30, 2008

/s/ David J. Paterson David J. Paterson	President, Chief Executive Officer and Director	May 30, 2008

/s/ Paul Rivett Paul Rivett	Director	May 30, 2008

/s/ John A. Rolls John A. Rolls	Director	May 30, 2008

/s/ Togo D. West, Jr. Togo D. West, Jr.	Director	May 30, 2008

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of AbitibiBowater Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K of AbitibiBowater, Inc., filed on October 29, 2007)

4.2	Amended and Restated Bylaws of AbitibiBowater Inc. (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K of AbitibiBowater, Inc., filed on October 29, 2007)

4.3	Certificate of Designation of Special Voting Stock of AbitibiBowater Inc. (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K of AbitibiBowater Inc., filed on October 29, 2007)

4.4	Registration and Qualification Rights Agreement, dated as of April 1, 2008, by and between AbitibiBowater Inc. and Fairfax Financial Holdings Limited (incorporated by reference to Exhibit 10.9 to Current Report on Form 8-K of AbitibiBowater Inc., filed on April 7, 2008)

5.1	Opinion of Troutman Sanders LLP

23.1	Consent of PricewaterhouseCoopers LLP with respect to AbitibiBowater Inc.

23.2	Consent of PricewaterhouseCoopers LLP with respect to Abitibi-Consolidated Inc.

23.3	Consent of KPMG LLP with respect to AbitibiBowater Inc.

23.4	Consent of Troutman Sanders LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature pages to this Registration Statement on Form S-3)